Exhibit 10.40

CORNING INCORPORATED

SUPPLEMENTAL INVESTMENT PLAN

(As Amended and Restated Effective January 1, 2023)

CORNING INCORPORATED (the “Company”) hereby amends and restates in its entirety, effective January 1, 2023, the Corning Incorporated Supplemental Investment Plan (the “Plan”) to permit Eligible Employees to defer a portion of their compensation to supplement contributions they make pursuant to the Corning Incorporated Investment Plan. The terms of this restated Plan shall only apply to eligible Employees who have a Plan benefit that is earned or vested, within the meaning of Section 409A, on or after January 1, 2005.

ARTICLE ONE

Definitions

1.1    “Board” means the Board of Directors of Corning Incorporated.

1.2    “Change in Control” means an event that is “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A and that also falls within one of the following circumstances:

(i)    an offeror (other than the Company) purchases shares of Corning Common Stock of the Company pursuant to a tender or exchange offer for such shares;

(ii)   any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of the Company’s securities representing 50 percent or more of the  combined voting power of the Company’s then outstanding securities;

(iii)   the membership of the Company’s Board of Directors changes as the result of a contested election or elections, such that within any 12 month period a majority of the individuals who are Directors at any particular time were initially placed on the Board of Directors as a result of such a contested election or elections;

(iv)  the consummation of a merger in which the Company is not the surviving corporation, consolidation, sale or disposition of all or substantially all of the Company’s assets or a plan of partial or complete liquidation approved by the Company’s shareholders.

1.3    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.4    “Committee” means the Compensation Committee of the Board, or other delegate of the Board.

1.5    “Company” means Corning Incorporated.

1.6    “Company Stock Fund” means an investment fund option that is invested, actually or hypothetically, primarily in any class of Corning common stock.

1.7    “Compensation” means the sum of an Eligible Employee’s base salary and bonuses (before salary reduction, if any, under the Company’s Management Deferral Plan, Supplemental Investment Plan, Investment Plan or any other Code Section 125, 132(f) or 401(k) employee benefit plan) without regard to the limitation prescribed in Code Section 401(a)(17). As used in this Plan, base salary, means the base pay to an Eligible Employee by the Company for personal services actually rendered, Division Cash Awards, Individual Outstanding Contributor Awards and certain other eligible cash bonuses; bonus means cash payments of GoalSharing awards and Performance Incentive Plan awards. Excluded as eligible forms of compensation under this Plan are any Company contributions paid under this Plan or any other employee benefit or deferred compensation plan, awards under the Company’s Incentive Stock Plan, non-cash bonuses, commission-based compensation, awards under the Corporate Performance Plan, the value of stock purchase contracts, dividends or dividend equivalents thereon, reimbursed expenses, overseas allowances, cost-of-living allowances, death benefits, severance pay, signing bonuses, special achievement bonuses and other unusual payments determined by the Committee in a non-discriminatory manner. The Committee in its sole discretion may add to the items of includable compensation other compensatory payments or benefits earned by an Eligible Employee.

1.8    “Effective Date” means January 1, 1997. The effective date of this second restatement is January 1, 2023.

1.9    “Eligible Employee” means any employee of a Participating Company who meets the eligibility requirements of Section 3.1(a) and the Committee permits to participate in the Plan.

1.10    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.11    “Investment Plan” means the Corning Incorporated Investment Plan for Salaried Employees.

1.12    “Participating Company” means the Company and any related entity that meets the definition of “Company” in the Pension Plan and which is approved by the Committee as a Participating Company under this Plan.

1.13    “Pension Plan” means the Corning Incorporated Pension Plan for Salaried Employees.

1.14    “Plan” means this Corning Incorporated Supplemental Investment Plan.

1.15    “Plan Year” means the calendar year.

1.16     “Section 409A” means Code Section 409A, and the Treasury regulations and other authoritative guidance issued thereunder.

1.17     “Trustee” means any trustee the Board may designate if it determines, in its sole discretion, to establish a rabbi trust fund for the purpose of paying Plan benefits.

ARTICLE TWO

Purpose and Intent of Plan

2.1    The purpose of this Plan is to attract and retain a highly-motivated executive workforce by providing to Eligible Employees the opportunity to defer additional Compensation and for the Company to make additional contributions on behalf of Eligible Employees in excess of those permitted under the Investment Plan. The Plan is intended to constitute an unfunded plan of deferred compensation for a select group of management or highly-compensated employees as provided for in Title I of ERISA. This Plan is also intended to comply with the requirements of Section 409A and shall be interpreted consistent with that intent. The terms of this Plan shall supersede any and all other plans and documents that may have terms that are inconsistent with and/or are additional to the terms herein.

ARTICLE THREE

Eligibility and Participation

3.1    (a) Eligibility.  An employee shall be an Eligible Employee and be entitled to participate in this Plan during any Plan Year that (i) such employee is on the Company payroll for the Plan Year; and (ii) such employee belongs to a select group of management or highly-compensated employees as provided for in Title I of ERISA that the Committee has designated as being eligible to participate in the Plan.

An employee who is eligible to participate in this Plan in a Plan Year shall not continue to be eligible to participate in the Plan in any subsequent Plan Year unless the employee satisfies the foregoing eligibility criteria in such subsequent Plan Year.

(b)    Participation.  An Eligible Employee shall commence participating in the Plan consistent with the Eligible Employee’s election pursuant to Section 4.3; provided that an Eligible Employee’s base salary deferrals into the Plan shall not commence until the Eligible Employee’s elected contributions under the Investment Plan for a Plan Year are suspended because the Eligible Employee’s compensation for such year exceeds the annual compensation limit of Code Section 401(a)(17) ($330,000 in calendar year 2023) or the Eligible Employee has contributed the maximum contribution to the Investment Plan under Code Sections 402(g) and 414(v).

ARTICLE FOUR

Contributions

4.1    Employee Contributions. An Eligible Employee may contribute to this Plan in a Plan Year any amount of his or her Compensation during the Plan Year (not to exceed the maximum percentage of compensation permitted under the Investment Plan for employee contributions), in the amount set forth on the Eligible Employee’s deferral election form. Base salary contributions to this Plan shall be made in the amount set forth on the Eligible Employee’s deferral election form specific to base pay, and shall commence after the Eligible Employee is unable to make contributions to the Investment Plan due to the application of the Code’s limitations on compensation and/or contributions. Bonus contributions to this Plan shall be made in the amount set forth on the Eligible Employee’s deferral election form specific to bonuses. All Eligible Employee contributions shall be pre-tax and shall be made by salary reduction in accordance with the deferral election rules of Section 4.3.

4.2    Company Allocations.

(a)    Matching Allocations.

(i)         Base Salary. If any portion of an Eligible Employee’s base salary contributions under Section 4.1 for a payroll period consists of amounts that would have been matched by the Company under the Investment Plan, the Company will credit matching allocations to the Eligible Employee under this Plan for such payroll period with respect to such base salary contributions at the same level and under the same terms as specified in the Investment Plan (but ignoring Code limitations on contributions and compensation and treating the Eligible Employee’s elective deferrals into this Plan as compensation to be taken into account for purposes of calculating such matching allocations); provided, however, for Plan Years beginning on or after January 1, 2023, (i) for Eligible Employees who both (A) are currently accruing a benefit under the career average formula of the Company’s Pension Plan (part I benefit) and (B) have 24 or more years of vesting service as of the preceding December 31, the Company will credit matching allocations to such Eligible Employee under this Plan for such payroll period at a rate of 100 percent of such Eligible Employee’s base salary contributions under Section 4.1 for such payroll period up to 5.00 percent of the Eligible Employee’s base salary for such payroll period, and (ii) for Eligible Employees who both (A) are currently accruing a benefit under the career average formula of the Company’s Pension Plan (part I benefit) and (B) have less than 24 years of vesting service as of the preceding December 31, the Company will credit matching allocations to such Eligible Employee under this Plan at a rate of 75 percent of such Eligible Employee’s base salary contributions under Section 4.1 for such payroll period up to 5.00 percent of the Eligible Employee’s base salary for such payroll period. Any Investment Plan limitation on matching contributions that is not attributable to Code limitations (e.g., the Investment Plan’s cap on the maximum Company match) shall apply to allocations credited under this Plan and under the Investment Plan in the aggregate.

(ii)         Bonus. If an Eligible Employee has bonus contributions under Section 4.1 for a Plan Year, the Company will credit matching allocations to the Eligible Employee under this Plan for such Plan Year with respect to such bonus contributions at the same level and under the same terms as specified in the Investment Plan (but ignoring Code limitations on contributions and compensation and treating the Eligible Employee’s bonus compensation (both paid and deferred) as compensation to be taken into account for purposes of calculating such matching allocations); provided, however, for Plan Years beginning on or after January 1, 2023, (i) for Eligible Employees who both (A) are currently accruing a benefit under the career average formula of the Company’s Pension Plan (part I benefit) and (B) have 24 or more years of vesting service as of the preceding December 31, the Company will credit matching allocations to such Eligible Employee under this Plan for such Plan Year at a rate of 100 percent of such Eligible Employee’s bonus contributions for the Plan Year up to 5.00 percent of the Eligible Employee’s bonus compensation (both paid and deferred) taken into account under this Plan for the Plan Year, and (ii) for Eligible Employees who both (A) are currently accruing a benefit under the career average formula of the Company’s Pension Plan (part I benefit) and (B) have less than 24 years of vesting service as of the preceding December 31, the Company will credit matching allocations to such Eligible Employee under this Plan for such Plan Year at a rate of 75 percent of such Eligible Employee’s bonus contributions for the Plan Year up to 5.00 percent of the Eligible Employee’s bonus compensation (both paid and deferred) taken into account under this Plan for the Plan Year.

(iii)         Maximum Match. An Eligible Employee will not be credited with a maximum match unless he or she contributes at least the required percent of earnings from both components of income (i.e., base salary and bonus).

(b)    Allocations for Long-Service Employees. Each Plan Year, the Company shall allocate on behalf of each Eligible Employee who both (i) is currently accruing a benefit under the career average formula of the Company’s Pension Plan (part I benefit) and (ii) has elected to contribute base salary or bonus for the Plan Year to this Plan, an amount equal to the sum of (A) 1.175 percent of the Eligible Employee’s base salary for the portion of the Plan Year during which base salary contributions were made to this Plan under Section 4.1 and (B) 1.175 percent of the Eligible Employee’s bonus compensation (both paid and deferred) taken into account under this Plan for the Plan Year; provided, however, that the amount included in the calculation for (B) will be zero if the Eligible Employee did not make any bonus compensation contribution to this Plan under Section 4.1 during such Plan Year.

(c)    Company Allocations Suspended. Notwithstanding the foregoing provisions of this Section 4.2, the Company shall cease to make all Company Allocations under this Section 4.2 for Compensation earned in payroll periods beginning on or after May 25, 2020 and ending with the payroll period ending December 20, 2020, and with respect to Eligible Employee contributions made from such Compensation.

4.3    Deferral Election for Eligible Employee Contributions. An Eligible Employee may defer Compensation under this Plan only by making an election with the Company before the last day of the Plan Year preceding the Plan Year in which the services giving rise to the compensation are performed. For example, an election to defer base salary earned in 2009 must be made on or before December 31, 2008. Likewise, an election to defer an annual bonus that is earned for services rendered in 2009 but is paid in 2010 must be made on or before December 31, 2008.

Such election shall include: (a) the amount to be deferred; and (b) for the Eligible Employee’s initial election to contribute to the Plan, the form of payment for receiving his or her retirement benefits. The terms of this election shall be irrevocable except that a new election form may be filed with respect to future deferrals for subsequent Plan Years. However, the form of payment elected by an Eligible Employer in his/her first deferral election shall govern all subsequent deferrals.

An Eligible Employee shall make separate elections with respect to deferrals of base salary and deferrals of bonuses. An Eligible Employee’s elections for base salary and bonuses shall continue in effect for subsequent Plan Years until the Eligible Employee makes a new election. Any new election shall become effective for Compensation earned for services provided in the Plan Year following the year when the new election is made. Generally, references to “base salary” means Compensation other than Compensation earned for services provided (in whole or part) in one year and paid out in a subsequent year (e.g., annual bonuses), and references to bonuses means Compensation that does not qualify as a base salary.

When an Eligible Employee makes an election to contribute a percentage of base salary into the Plan, the Eligible Employee must also make an election to contribute a percentage to the Investment Plan. Actual deferrals of base salary into this Plan shall not commence until the percentage election under the Investment Plan results in a cessation of contributions to the Investment Plan due to the application of the Code’s limitations on compensation and/or contributions. By making a base salary deferral election into this Plan for a Plan Year, the Eligible Employee agrees that his or her deferral election under the Investment Plan shall be irrevocable for the Plan Year. If an Eligible Employee makes an election to contribute a portion of his/her bonus into the Plan that contribution will be made regardless of whether the Eligible Employee has reached a Code limitation on compensation and/or contributions as of the date the bonus is paid. Also, if an Eligible Employee makes an election to contribute a portion of his/her bonus into the Plan for a Plan Year, the Eligible Employee shall not be permitted to defer any portion of such bonus into the Investment Plan and the bonus will not count as compensation for purposes of making elective or matching contributions under the Investment Plan (although the bonus will count as compensation for purposes of this Plan).

4.4    Committee Adjustments. Notwithstanding the foregoing, for purposes of calculating a particular Eligible Employee’s benefit under the Plan, the Committee, in its sole discretion, may adjust an Eligible Employee’s compensation, vesting service or other factor used in calculating the Eligible Employee’s benefit in any manner the Committee deems appropriate, provided such adjustment is memorialized in writing. The Committee may make such adjustment solely for a specified Eligible Employee or group of Eligible Employees and without regard to how other Eligible Employees are treated. Notwithstanding the foregoing, no adjustment may be made under this Section if it would violate Section 409A.

ARTICLE FIVE

Investment of Eligible Employee Accounts

5.1    Investment of Deferred Amounts. The Committee shall establish the same investment options under this Plan as are available from time to time under the Investment Plan. These options may be in the form of: (1) hypothetical accounts whose performance shall track the returns of the comparable Investment Plan options; (2) actual funds held by the Company; or (3) actual funds held by a Board appointed Trustee of a rabbi trust. In any event, amounts allocated to an Eligible Employee’s accounts shall be subject to the investment direction of such Eligible Employee as designated under the Plan.

Notwithstanding the objective of establishing identical investment options under this Plan as exist in the Investment Plan, the Committee may in its sole discretion establish independent rules under this Plan concerning the investment of Eligible Employee deferrals in the Company Stock Fund, e.g., by prohibiting such investments altogether, by prohibiting persons subject to Section 16(b)’s short-swing profits rules from making such investments or by otherwise regulating the terms of investing in the Company Stock Fund.

Effective July 1, 2009, the Company Stock Fund is frozen and no future Eligible Employee deferrals or transfers are permitted into the Company Stock Fund. Distributions or transfers out of the Company Stock Fund are permitted pursuant to the terms of the Plan.

The Company shall have the ultimate obligation to pay out all deferred amounts adjusted for earnings/losses thereon in accordance with the terms of this Plan. In order to meet its obligations under this Plan, the Company may appoint a Trustee and direct such Trustee to establish a single investment account or individual investment accounts. The Trustee shall be empowered to invest such accounts and any earnings thereon in such investments (not to include securities of the Trustee) as may be designated by the Committee. In the event a Trustee is appointed to establish investment accounts, the Committee shall be responsible for directing how the accounts are to be invested, taking into account Eligible Employee preferences. If no Trustee is appointed, the Committee shall establish bookkeeping accounts and credit earnings to such accounts in accordance with such Investment Plan benchmarks as may be established from time to time.

5.2    Investment of Company Allocations. If applicable, all Company allocations under Section 4.2 shall be subject to such investment and transfer restrictions as apply from time to time to comparable contributions made under the Investment Plan in which the Eligible Employee participates.

5.3    Rollover of Other Deferred Compensation Accounts. The Committee may in its sole discretion direct the transfer of amounts deferred by an Eligible Employee under another unfunded deferred compensation plan of the Company to the Eligible Employee’s account under this Plan. Such transfer shall be made for the purpose of commonly investing the deferred amounts under a single investment arrangement. Any such transfer of assets shall be permitted only to the extent that the assets are of a type which can be invested under this Plan. No transfer of assets shall change the terms of any deferred compensation election made by the Eligible Employee with respect to such transferred assets. However, to the extent consistent with any election on the other unfunded deferred compensation arrangement’s election form, the terms of this Plan and any associated trust agreement shall govern such transferred amounts. No transfer may be permitted under this Section if prohibited under Section 409A.

5.4    Limitations on Assignment of Benefits. Each Eligible Employee’s account under the trust shall be subject to the claims of the Company’s creditors in the event of the Company’s insolvency or bankruptcy as provided in the trust agreement. The benefits payable under this Plan shall not be subject in any way to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind by the Eligible Employee, his beneficiary or the creditors of either, including any such liability as may arise from the Eligible Employee’s bankruptcy. Notwithstanding the foregoing, all or a portion of an Employee’s account under the Plan may be paid to another person as specified in a Domestic Relations Order, as described in Section 9.2 of this Plan.

5.5    Unfunded Plan. The benefits payable to an Eligible Employee under this Plan shall be paid by the Participating Company that employs the Eligible Employee out of its general assets and shall not be otherwise funded as of the original effective date of the plan. Although the Company does not intend, as of the original effective date, to set aside any specific assets to meet its obligation to pay benefits under this Plan, the Company may, in its discretion, set aside assets for meeting its obligations, including, but not limited to, the establishment of a rabbi or other grantor trust. In the event such fund or trust is established, each Participating Company shall be responsible for making contributions to provide for the benefits of its own Eligible Employees. No Eligible Employee shall have any property rights in any such fund or trust or in any other assets held by a Participating Company. The right of an Eligible Employee or his or her spouse or beneficiary to receive any of the benefits provided by this Plan shall be an unsecured claim against the general assets of a Participating Company.

ARTICLE SIX

Benefits

6.1    Vesting. An Eligible Employee’s contributions under Section 4.1, the Company’s allocations for long-service Eligible Employees under Section 4.2(b) and the earnings on all such contributions are 100 percent vested at all times. The Company’s matching allocations under Sections 4.2(a) and earnings thereon shall become vested in accordance with the terms and conditions in effect from time to time for the vesting of Company matching contributions under the Investment Plan.

6.2    Timing and Form of Benefit Payments.

(a)    Retirement Benefits. If an Eligible Employee terminates employment at any time on or after the date the Eligible Employee attains age 55 and completes five years of vesting service, the amounts accumulated in an Eligible Employee’s account shall be paid in full or shall commence within 60 days after the six-month anniversary of his or her termination of employment. Account balances shall be paid in cash in either a lump sum or in annual installment payments of substantially equal amounts over a five-year period. Installment payments will be calculated by dividing the Eligible Employee’s account balance by the remaining installment payments). The election of the form of payment shall be made initially at the time of the deferral election as specified in Section 4.3. If no valid election concerning the form of benefits is in effect, the Eligible Employee’s entire account balance shall be paid in a lump sum amount. For purposes of this Plan, vesting service shall be calculated under the rules set forth in the Investment Plan as of January 1, 2008. For purposes of this Section, “terminates employment” or “termination of employment” shall have the meaning specified in Section 409A; provided that for purposes of this definition where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the employment relationship is deemed to terminate on the first date immediately following a 29-month period of absence.

(b)    Death Benefits. In the event of an Eligible Employee’s death, his or her account balance shall be payable to his or her designated beneficiary which may be a natural person, a trust or an estate. An Eligible Employee shall designate his or her beneficiary in writing on a form acceptable to the Committee. The filing of any beneficiary designation form shall have the effect of automatically revoking any beneficiary designation form filed previously. The consent of a previously designated beneficiary shall not be a prerequisite for an Eligible Employee to file a new beneficiary designation form.

If death occurs while the Eligible Employee is receiving installment payments, the Company shall pay the remaining interest of the Eligible Employee to his or her beneficiary in a lump sum payment within 60 days after the Eligible Employee’s death.

With respect to deaths which occur prior to an Eligible Employee’s commencing receipt of benefits, the Company shall pay the Eligible Employee’s benefit to his or her beneficiary in a lump sum payment within 60 days after the Eligible Employee’s death.

If a beneficiary is not validly designated, or is not living or cannot be found at the date of payment, any amount payable pursuant to this Plan shall be paid to the estate of the Eligible Employee in a lump sum amount.

(c)    Benefits Payable Other Than on Account of Retirement or Death. If an Eligible Employee’s termination of employment occurs for any reason other than retirement or death as described in the preceding subsections, the Eligible Employee’s entire vested interest under this Plan shall be paid out in a single lump sum payment within 60 days following termination of employment. Notwithstanding the foregoing, benefit payments to a specified employee may not commence until six months following the date of the specified employee’s termination of employment. Therefore, benefits paid under this subsection to a specified employee shall be paid in a lump sum within 60 days after the date that is six months following the specified employee’s termination of employment. For purposes of this Section, “specified employee” or “termination of employment” shall have the meanings set forth in Section 409A; provided that for purposes of the definition of “termination of employment” where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the employment relationship is deemed to terminate on the first date immediately following a 29-month period of absence.

6.3    In-Service Withdrawals. Notwithstanding the time of payment provisions set forth in Section 6.2, the Committee may, in its sole discretion, authorize an in-service withdrawal on account of an Eligible Employee’s Unforeseeable Emergency. A distribution based upon Unforeseeable Financial Emergency shall not exceed the lesser of the Eligible Employee ‘s vested account balance, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payouts, after taking into account the extent to which the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship). A distribution based upon Unforeseeable Financial Emergency shall be permitted only to the extent permitted under Section 409A.

For purposes of the Plan, the term “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Eligible Employee that would result in severe financial hardship to the Eligible Employee resulting from (i) an illness or accident of the participant, the participant’s spouse or a dependent of the participant, (ii) a loss of the participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant, all as determined in the sole discretion of the Committee.

6.4    Change in Control. In the event of a Change in Control, the accounts of all Eligible Employees shall remain or become 100 percent vested and the Committee shall have the discretion either to distribute all account balances accrued to the date of the Change in Control in a lump sum amount or to permit the Plan to continue in accordance with its terms. The Committee shall make its determination on whether to continue the Plan or to distribute all accounts in the period beginning 30 days prior to an anticipated Change in Control and 180 days following an actual Change in Control. Any termination and liquidation of the Plan under this Section must satisfy all applicable requirements under Section 409A.

6.5    CCS Supplemental Investment Plan and the CCS Supplemental Retirement Plan. Effective February 2, 2004, the CCS Supplemental Investment Plan and the CCS Supplemental Retirement Plan were merged into this plan and all distributions on and after February 2, 2004, from the Plan shall be made in accordance with the distribution rules set forth under the Plan.

ARTICLE SEVEN

Administration and Procedures

7.1    Committee as Administrator. This Plan shall be administered by the Committee in accordance with the Plan’s terms.

The Committee shall inform each Eligible Employee of any deferral, investment and beneficiary elections which the Employer may possess and shall record such choices along with such other information as may be necessary to administer the Plan.

7.2    Establishment of Accounts. The Committee shall establish and maintain individual accounts for each Eligible Employee, which accounts shall record all activities with respect to the accounts, including contributions, adjustments for earnings (and losses), and withdrawals. The Committee shall determine the benefits due each Eligible Employee from this Plan and shall direct them to be paid by the Company, a Participating Company or the Trustee accordingly.

7.3    Committee Action Final. The Committee has sole discretion to determine the eligibility of employees to participate in this Plan, to determine their eligibility for and the amount of their benefits, to interpret the Plan, to adopt rules relating to its administration and to take any other action it deems appropriate to administer the Plan. The decisions made by and the actions taken by the Committee shall be final and conclusive on all persons.

Members of the Committee shall not be subject to individual liability with respect to their actions under this Plan. Notwithstanding the foregoing, the Company shall indemnify each member of the Committee who may incur financial liability for actions or failures to act with respect to the member’s Committee responsibilities.

7.4    Consistency of Interpretation. Since this Plan is intended to operate in conjunction with the Investment Plan, any questions concerning plan administration or the calculation of benefits that arise but are not specifically addressed by this Plan shall be considered in light of the Investment Plan. In addition, unless the context requires otherwise, the terms used in this Plan shall have the same meaning as the same terms used in the Investment Plan.

7.5    Claims Procedures.

(a)    Claim for Benefits. The Committee, or its authorized delegate, shall maintain a procedure under which an Eligible Employee or his beneficiary (or an authorized representative acting on behalf of an Eligible Employee or his beneficiary) may assert a claim for benefits under the Plan. Any such claim shall be submitted to the Committee in writing. The Committee will generally notify the claimant of its decision within 90 days after it receives the claim. However, if the Committee determines that special circumstances require an extension of time to decide the claim, it may obtain an additional 90 days to decide the claim. Before obtaining this extension, the Committee will notify the claimant, in writing and before the end of the initial 90-day period, of the special circumstances requiring the extension and the date by which the Committee expects to render a decision.

(b)    Claims Review Procedure. If the claimant’s claim is denied in whole or in part, the Committee will provide the claimant, within the period described in Section 7.5(a), with a written or electronic notice which explains the reason or reasons for the decision, includes specific references to Plan provisions upon which the decision is based, provides a description of any additional material or information which might be helpful to decide the claim (including an explanation of why that information may be necessary), and describes the appeals procedures and applicable filing deadlines.

If a claimant disagrees with the decision reached by the Committee, the claimant may submit a written appeal requesting a review of the decision. The claimant’s written appeal must be submitted within 60 days of receiving the initial adverse decision. The claimant’s written appeal should clearly state the reason or reasons why the claimant disagrees with the Committee’s decision. The claimant may submit written comments, documents, records and other information relating to the claim even if such information was not submitted in connection with the initial claim for benefits. Additionally, the claimant, upon request and free of charge, may have reasonable access and copies of all documents, records and other information relevant to the claim.

The Committee will generally decide a claimant’s appeal within 60 days after receipt of appeal. If special circumstances require an extension of time for reviewing the claim, the claimant will be notified in writing. The notice will be provided prior to the commencement of the extension, describe the special circumstances requiring the extension and set forth the date the Committee will decide the appeal. Such date will not be later than 120 days from the date the Committee receives the appeal. In the case of an adverse decision, the notice will explain the reason or reasons for the decision, include specific references to Plan provisions upon which the decision is based, and indicate that the claimant is entitled to, upon request and free of charge, reasonable access to and copies of documents, records, and other information relevant to the claim.

A claimant may not commence a judicial proceeding against any person, including the Plan, the Plan administrator, a Participating Company, or any other person, with respect to a claim for benefits without first exhausting the claims procedures set forth in the preceding paragraph. A claimant who has exhausted these procedures and is dissatisfied with the decision on appeal of a denied claim may bring an action in an appropriate court to review the Committee’s decision on appeal but only if such action is commenced no later than the earlier of (1) the applicable statute of limitations, or (2) the first anniversary of the Committee’s decision on appeal.

ARTICLE EIGHT

Amendment and Termination

8.1    Company’s Authority. The Company reserves the right to amend or to terminate the Plan at any time for whatever reason it may deem appropriate. The Board may delegate to a Company employee, who is at least a Vice President, the authority to make technical amendments to the Plan. Notwithstanding the foregoing, any amendment or termination of the Plan shall comply with the requirements of Section 409A (e.g., no Plan amendment shall accelerate the payment of amounts previously deferred or provide for additional benefits).

8.2    Company Obligations for Benefits. Notwithstanding the preceding Section, the Company hereby makes a contractual commitment to pay to its Eligible Employees the benefits accrued under this Plan to the extent it is financially capable of meeting such obligations.

ARTICLE NINE

Miscellaneous

9.1    No Contract of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and an Eligible Employee, or as a right of any Eligible Employee to be continued in the employment of a Participating Company, or as a limitation of the right of a Participating Company to discharge any of its Eligible Employees, with or without cause.

9.2    No Transferability. The rights of an Eligible Employee under this Plan shall not be transferable, voluntarily or involuntarily, other than by will or the laws of descent and distribution and are exercisable during the Eligible Employee’s lifetime only by the Eligible Employee or the Eligible Employee’s guardian or legal representative.

9.3    Domestic Relations Orders. Notwithstanding the foregoing, all or a portion of an Employee’s account under the Plan may be paid to another person as specified in a domestic relations order that the Board, or its delegate, determines meets certain requirements (a “Domestic Relations Order”). For this purpose, a Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which:

(i)    is issued pursuant to a State’s domestic relations law;

(ii)  relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse,   child or other dependent of the Participant;

(iii)  creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant (an “Alternate    Payee”) to receive all or a portion of the Participant’s benefits under the Plan;

(iv)  requires payment of an Employee’s benefit to an Alternate Payee in a form that maintains value equivalence; and

(v)   meets such other requirements, terms, and conditions established by the Board, or its delegate.

The Board, or its delegate, shall determine whether any document received by it is a Domestic Relations Order. In making this determination, the Board, or its delegate, may consider the rules applicable to “domestic relations orders” under Code Section 414(p) and ERISA section 206(d), and such other rules and procedures as it deems relevant.

9.4    Governing Law. This Plan shall be interpreted and enforced in accordance with the laws of the State of New York.

9.5    Section 409A. This Plan shall be governed by and subject to the requirements of Section 409A and shall be interpreted and administered in accordance with that intent. If any provision of this Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. The Committee reserves the right to take any action it deems appropriate or necessary to comply with the requirements of Section 409A and may take advantage of such transition rules under Section 409A as it deems necessary or appropriate.

9.6    Taxation. The benefits payable under this Plan shall be subject to all federal, state and local income and employment taxes to which benefits of this type are normally subject.

9.7    Successors. This Plan shall be binding on the Company’s successors and assigns.

9.8    Effective Date. The original effective date of this Plan is January 1, 1997. The effective date of this second amended and restated plan document is January 1, 2023.

IN WITNESS WHEREOF, the Company has caused this Plan document to be executed by its duly authorized officer this 8th day of December, 2022.

CORNING INCORPORATED

By:	/s/ John P. MacMahon
John P. MacMahon

Title:	Senior Vice President – Global Compensation and Benefits